Exhibit 99.1
APX GROUP HOLDINGS, INC. REPORTS SECOND QUARTER 2019 RESULTS
2nd Quarter 2019 Highlights

•	Total revenues increased 10.2% year over year, to $281.1 million

•	Net loss of $115.9 million compared to net loss of $144.4 million in the prior year

•	$155.3 million in Adjusted EBITDA[a] compared to $137.2 million in Adjusted EBITDA[a] in the prior year

Provo, UT – August 6, 2019 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported financial and operational results for the second quarter ended June 30, 2019.
“The second quarter was one of operational focus in all areas of our business,” said Todd Pedersen, chief executive officer of APX Group. “We’ve been highly focused on increasing our service margins and we continue to make good progress in this area; Average Revenue per User is up $0.86 year over year and with corresponding reductions in net service costs, we’ve seen service margins materially increase. We had a significant new product launch with the release of our Vivint Outdoor Camera Pro, and we’ve achieved our goal to drive a majority of our outdoor camera installations to this new product which improves customer experience, lowers service costs and drives incremental hardware margin. Finally, we’ve had our sales teams focused on the changes to our underwriting process as we implemented a second financing source to the Vivint Flex Pay program. All of this has had some impact on our sales productivity during the summer season, but we saw progress over the course of the second quarter. We’re confident that all of these activities will strengthen both Vivint’s financial performance and our customer value proposition.”

a:This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

The Company reported total revenues of $281.1 million for the three-month period ended June 30, 2019, an increase of $26.1 million or 10.2%, as compared to the same period in 2018. Total Subscribers increased by approximately 8% during the three-month period ended June 30, 2019, which accounted for approximately $22.7 million of the increase in total revenues, while approximately $4.1 million of the increase was due to an increase of $0.86 in the Average Monthly Revenue per User. When compared to the three months ended June 30, 2018, foreign currency translation negatively affected total revenues by $0.7 million, as computed on a constant foreign currency basis.
The Company added 111,581 New Subscribers during the second quarter of 2019, a decrease of 5.3% compared to 117,875 New Subscribers during the same period in 2018. Excluding the New Subscribers originated from the retail channel in the second quarter of 2018, New Subscriber growth is flat on a year-over-year comparison basis.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2018	2018	2018	2019	2019
Total Revenues	$255.0	$272.3	$276.5	$276.2	$281.1
Net Loss	$(144.4)	$(120.2)	$(118.6)	$(89.2)	$(115.9)
Adjusted EBITDA(a)	$137.2	$139.3	$138.3	$149.7	$155.3
Adj EBITDA Margin	53.8%	51.2%	50.0%	54.2%	55.2%
New Subscribers(1)	117,875	104,249	44,948	47,536	111,581
Total Subscribers(1)	1,393,635	1,450,185	1,444,822	1,445,349	1,507,664
Total Monthly Service Revenue(1)	$73.3	$75.5	$76.1	$77.0	$79.3
Average Monthly Service Revenue per User(1)	$52.61	$52.05	$52.67	$53.26	$52.63
Total Monthly Revenue(1)	$85.0	$90.8	$92.2	$92.1	$93.7
Average Monthly Revenue per User(1)	$62.49	$63.12	$63.80	$63.78	$63.35
Attrition Rate(2)	11.1%	11.8%	12.3%	12.9%	13.4%

(1) New Subscribers from sales pilots are not included
(2) Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and pilot programs
“Vivint continued to make progress on key financial metrics throughout the second quarter of 2019,” said Mark Davies, chief financial officer of APX Group. “Net subscriber acquisition costs continue to improve, contributing not only to increased cash flow from operations, but also to an improvement in our unit of one metrics. On a last 12-month basis, net subscriber acquisition costs per subscriber were down $311 year over year, or 23% from $1,375 in the last 12-months period ended June 30, 2018 to $1,064 per subscriber in the last 12-months period ended June 30, 2019. A large portion of the reduction is due to a decrease in our US Retail Installment Contract mix, which dropped 11 points from the second quarter of 2018 and five points sequentially from 14% in the first quarter 2019 to 9% in the second quarter 2019.”
“General and Administrative expenses, which has been a particular focus of ours, has scaled nicely over the past year,” continued Davies. “G&A expenses have decreased 240 basis points from 19.3% of revenue in the second quarter 2018 to 16.9% in the second quarter of 2019. Our engineering and operations teams have also made marked progress on net service costs, as we reported monthly net service costs of $13.13 per subscriber this quarter, down $3.58, or 21%, from the second quarter 2018 and a sequential improvement from the first quarter of 2019 of $.70 per subscriber in the second quarter of 2019. Financial scaling has been and will continue to be a focus of the entire Vivint team and we expect further improvement on these metrics in the future.”
Costs and Expenses

a:This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Operating expenses for the second quarter of 2019 increased by $2.7 million to $92.0 million as compared to $89.3 million for the second quarter of 2018. The primary drivers of the increase were personnel and related support costs of $1.2 million, third-party contracted services costs of $0.8 million, an increase of $0.5 million for postage and shipping related costs, and customer payment processing costs of $0.5 million. The costs increases were partially offset by a decrease of $1.2 million in costs associated with the retail sales channel and other sales pilots.
Net Service Cost per Subscriber was $13.13 for the second quarter of 2019 and Net Service Margin was 75.2%, as compared to Net Service Cost per Subscriber of $16.71 and Net Service Margin of 68.6% for the same period in 2018.
Selling expenses, net of capitalized contract costs, for the second quarter of 2019 decreased by $7.7 million to $57.9 million as compared to $65.7 million for second quarter of 2018. The primary drivers of the decrease were a $6.5 million decrease in personnel and related support costs and $2.8 million in lower costs associated with the retail sales channel and other sales pilots. The cost decreases were partially offset by an increase in marketing and lead generation costs of $2.8 million.
The Company’s Net Subscriber Acquisition Costs per New Subscriber were $1,064 for the last twelve months ended June 30, 2019 as compared to $1,375 for the same period in 2018. The average proceeds collected at point of sale during the last twelve months ended June 30, 2019 was approximately $1,082 per New Subscriber as compared to $1,018 for the same period in 2018.
General and administrative (“G&A”) expenses, net of allocations, for the second quarter of 2019 decreased by $1.8 million to $47.4 million as compared to $49.2 million for the second quarter of 2018. The primary drivers of the decrease were lower personnel and related support costs of $2.3 million and a reduction in research and development costs of $1.5 million. The decreases were partially offset by a $1.3 million increase in bad debt and higher legal services costs of $0.6 million.
Adjusted EBITDA and Net Loss

Net loss was $115.9 million and Adjusted EBITDA was $155.3 million for the second quarter of 2019, as compared to net loss of $144.4 million and Adjusted EBITDA of $137.2 million for the same period in 2018.

Liquidity

As of June 30, 2019, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $143 million.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.5x as of June 30, 2019.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, August 6, 2019. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint website, www.investors.vivint.com/events-presentations/events, or dial (833) 235-7641 for domestic participants or (647) 689-4162 for international participants with the conference code of 6574896.
A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than 1.5 million customers. For more information, visit www.vivint.com.
Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2018 (the “Form 10-K/A”) and the Company's Quarterly Report on Form 10-Q (the “Form 10-Q”) for the fiscal quarter ended March 31, 2019, which is expected to be filed on or about the date of this earnings release, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new Smart Home Services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•
the impact to the Company's business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan (as described in Note 1 - Basis of Presentation in the unaudited condensed consolidated financial statements) and the Company's ability to successfully compete in retail sales channels; and

•	risks related to the Company's exposure to variable rates of interest with respect to its revolving credit facility and term loan facility.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this Press Release are more fully described in the “Risk Factors” section of the Form 10-K/A, as file

d with the Securities and Exchange Commission (the “SEC”) and the Form 10-Q, as such risk factors may be updated from time to time in the Company's periodic filings with the SEC, and are accessible on the SEC’s website at www.sec.gov. The risks described herein or in the “Risk Factors” sections of the Form 10-K/A and Form 10-Q are not exhaustive.
The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Certain Definitions

Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.
Total Monthly Revenue - or Total MR, is the average monthly total revenue recognized during the period.
Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.
Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.
Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings for the period divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead) less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.
Total Bookings - is total monthly service revenue for New Subscribers multiplied by Average Subscriber Lifetime, plus total Product revenue to be recognized over the contract term from New Subscribers.

Total Monthly Service Revenue for New Subscribers - is the contracted recurring monthly service billings to our New Subscribers during the prior 12-month period.
Average Monthly Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period.
Lifetime Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period, multiplied by Average Subscriber Lifetime.
Lifetime Service Revenue Multiple - is the Lifetime Service Revenue per New Subscriber divided by Net Subscriber Acquisition Costs per New Subscriber.
Total Subscriber Lifetime Backlog - is total unrecognized Product revenue plus total service revenue expected to be recognized over the remaining subscriber lifetime for Total Subscribers.

Contact:

Dale R. Gerard
Senior Vice President of Finance and Treasurer
801-705-8011
dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Recurring and other revenue	$281,053	$254,967	$557,302	$501,564
Total revenues	281,053	254,967	557,302	501,564
Costs and expenses:
Operating expenses	92,013	89,321	175,089	173,081
Selling expenses	57,926	65,659	101,517	124,902
General and administrative expenses	47,439	49,206	93,778	100,173
Depreciation and amortization	134,504	126,873	265,725	251,131
Restructuring expenses	—	4,141	—	4,141
Total costs and expenses	331,882	335,200	636,109	653,428
Loss from operations	(50,829)	(80,233)	$(78,807)	$(151,864)
Other expenses (income):
Interest expense	65,817	60,327	129,565	119,117
Interest income	—	—	(23)	(31)
Other (income) expenses, net	(198)	4,731	(2,444)	(40,509)
Total other expenses	65,619	65,058	127,098	78,577
Loss before income taxes	(116,448)	(145,291)	(205,905)	(230,441)
Income tax benefit	(552)	(906)	(853)	(1,339)
Net loss	$(115,896)	$(144,385)	$(205,052)	$(229,102)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$3,133	$12,773
Accounts and notes receivable, net	71,390	48,724
Inventories	139,350	50,552
Prepaid expenses and other current assets	16,988	11,449
Total current assets	230,861	123,498

Property, plant and equipment, net	61,600	73,401
Capitalized contract costs, net	1,170,687	1,115,775
Deferred financing costs, net	1,572	2,058
Intangible assets, net	217,778	255,085
Goodwill	836,289	834,855
Operating lease right-of-use assets	71,557	—
Long-term notes receivables and other assets, net	122,631	119,819
Total assets	$2,712,975	$2,524,491
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$143,072	$66,646
Accrued payroll and commissions	69,548	65,479
Accrued expenses and other current liabilities	138,049	136,715
Deferred revenue	220,105	186,953
Current portion of operating lease liabilities	12,058	—
Current portion of finance lease liabilities	6,984	7,743
Total current liabilities	589,816	463,536

Notes payable, net	3,030,749	3,037,095
Revolving credit facility	134,000	—
Finance lease liabilities, net of current portion	3,397	5,571
Operating lease liabilities	69,975	—
Deferred revenue, net of current portion	383,266	323,585
Other long-term obligations	99,736	90,209
Deferred income tax liabilities	1,139	1,096
Total liabilities	4,312,078	3,921,092
Total stockholders’ deficit	(1,599,103)	(1,396,601)
Total liabilities and stockholders’ deficit	$2,712,975	$2,524,491

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash used in operating activities	$(87,973)	$(71,407)	$(130,990)	$(130,989)
Net cash provided by (used in) investing activities	1,939	(5,883)	128	40,703
Net cash provided by financing activities	85,489	78,380	121,210	90,996
Effect of exchange rate changes on cash	(13)	(43)	12	(62)
Net (decrease) increase in cash and cash equivalents	(558)	1,047	(9,640)	648

Cash and cash equivalents:
Beginning of period	3,691	3,473	12,773	3,872
End of period	$3,133	$4,520	$3,133	$4,520

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our notes, the credit agreement governing our term loan and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the notes, and the credit agreements governing the revolving credit facility and the term loan. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2018	2018	2018	2019	2019
Net loss	$(144.4)	$(120.2)	$(118.6)	$(89.2)	$(115.9)
Interest expense, net	60.3	61.9	63.8	63.7	65.8
Other expense (income), net	4.7	14.5	8.7	(2.2)	(0.2)
Income tax benefit	(0.9)	(0.2)	—	(0.3)	(0.6)
Restructuring expense (i)	4.1	0.5	—	—	—
Depreciation and amortization (ii)	28.9	29.1	28.9	26.2	27.3
Amortization of capitalized contract costs	97.9	101.5	103.4	105.0	107.2
Non-capitalized contract costs (iii)	83.1	59.6	63.0	57.7	79.9
Non-cash compensation (iv)	0.3	0.9	0.9	0.8	0.9
Other adjustments (v)	19.7	15.0	12.7	11.5	14.2
Adjustment for change in accounting principle (Topic 606) (vi)	(16.5)	(23.3)	(24.5)	(23.5)	(23.3)
Adjusted EBITDA	$137.2	$139.3	$138.3	$149.7	$155.3

(i)	Restructuring employee severance and termination benefits expenses.

(ii)	Excludes loan amortization costs that are included in interest expense.

(iii)
Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(iv)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.

(v)
Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, and certain other adjustments.

(vi)	Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.